Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

July 28, 2014

Board of Directors

Rapid Fire Marketing, Inc.

1802 N. Carson St., Suite 212-3018

Carson City, NV 89701

Sent via email

To the Board of Directors:

Effective immediately, the CPA firm of Silberstein Ungar, PLLC is resigning as independent auditor for Rapid Fire Marketing, Inc., as most of our clients have been acquired by KLJ & Associates, LLP and KLJ has also hired our staff.

We have had no disagreements with Company management over accounting issues or accounting policies.

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC